Exhibit 10.2

Execution

DEVELOPER SUPPORT AGREEMENT

BY AND AMONG

the villages operating company,

The Villages development operating company, llc,

seacoast NATIONAL BANK

AND,

solely for the limited purposes expressly set forth in Section 5 of this Agreement,

The Villages Land Holding Company, LLC

Holding Company of the villages, INC.

THE VILLAGES DEVELOPMENT HOLDING COMPANY, LLC

-i-

DEVELOPER SUPPORT AGREEMENT

This DEVELOPER SUPPORT AGREEMENT is entered into on May 29, 2025 (the “Signing Date”), by and among The Villages Operating Company, a Florida corporation (“VOC”), and The Villages Development Operating Company, LLC, a Florida limited liability company (“VDOC”) (VOC and VDOC are referred to herein collectively as “The Villages”), Seacoast National Bank, a national banking association (“SNB”) and, solely for the limited purposes expressly set forth in Sections 5 and 9 of this Agreement, The Villages Land Holding Company, LLC, a Florida limited liability company (“VLH”), The Holding Company of the Villages, Inc., a Florida corporation (“HCV”), and The Villages Development Holding Company, LLC, a Florida limited liability company (“VDH”).

RECITALS

WHEREAS, on May 29, 2025, Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), SNB, Villages Bancorporation, Inc., a Florida corporation and an Affiliate of The Villages (“VBI”), and Citizens First Bank, a Florida state-chartered bank and wholly-owned subsidiary of VBI (the “Bank”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) (capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement);

WHEREAS, on the Closing Date, VBI will be acquired by SBC pursuant to the merger of VBI with and into SBC and the merger of the Bank with and into SNB, in each case pursuant to the terms of the Merger Agreement; and

WHEREAS, in connection with the Merger Agreement, and concurrently with the execution thereof, the Parties desire to enter into this Agreement, to be effective as of the Closing.

NOW, THEREFORE, subject to the occurrence of the Closing, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. The following terms shall have the meanings set forth below:

1.1            “Affected Party” has the meaning set forth in Section 9.2.

1.2            “Affiliate” or “Affiliates” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

1.3            “Agreement” means this Developer Support Agreement, as may be amended from time to time.

1.4            “Bank” has the meaning set forth in the Recitals.

1.5            “Bank Branch” means an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, but excluding any establishment intended to primarily offer wealth management and/or brokerage services.

1.6            “Bankruptcy Event” has the meaning set forth in Section 7.2(d).

1.7            “Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York, New York or in the Covered Geography.

1.8            “SNB Change of Control” means, (a) any merger, consolidation or similar transaction involving SNB in which SNB is not the surviving entity or becomes a subsidiary of another entity, (b) a sale of all or substantially all of the assets of SNB or (c) or any transaction or series of related transactions in which any Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the equity interests of SNB.

1.9            “Closing” has the meaning set forth in the Merger Agreement.

1.10            “Confidential Information” has the meaning set forth in Section 9.1.

1.11            “Control,” “Controlling” or “Controlled by” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities or ownership interests, by contract or otherwise.

1.12            “Covered Geography” means the tracts and parcels in the counties of Lake, Sumter, and Marion in the State of Florida comprising the community generally known as “The Villages,” as it may be expanded in a contiguous manner (and, for the avoidance of doubt, within Central Florida) from time-to-time.

1.13            “CPI Index” means the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-1984=100), or any successor index thereto. If publication of the Consumer Price Index is discontinued, or if the basis of calculating the Consumer Price Index is materially changed, then the Parties shall reasonably agree upon a substitute for the Consumer Price Index comparable statistics as computed by an agency of the United States Government or, if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the Consumer Price Index.

1.14            “Development Plan” means a map and accompanying descriptive text setting forth the commercial developments (including the number and proposed locations thereof) to be constructed as part of a New Town Center or New Shopping Center, as applicable, which shall comply with all applicable local land regulations in all material respects and which shall include the roads (and location thereof) to be constructed in such New Town Center or New Shopping Center and any preliminary design plans then prepared by The Villages or its Affiliates. The Development Plan shall set forth the location at which a Bank Branch is proposed to be located, which shall, for the avoidance of doubt, be an outparcel site with road frontage.

1.15            “Development Plan Delivery Date” has the meaning set forth in Section 2.1.

1.16            “Disclosing Party” has the meaning set forth in Section 9.2.

1.17            “Effect” means any change, effect, event, occurrence or development.

1.18            “Effective Date” has the meaning set forth in Section 7.1.

1.19            “Existing Town Centers” means, collectively, the town centers with the Covered Geography known as Spanish Springs, Lake Sumter Landing, Brownwood, Middleton, and Eastport.

1.20            “Form Ground Lease” means the form of ground lease as agreed between The Villages and VBI (or its subsidiaries) attached hereto as Exhibit A.

1.21            “Future Bank Branch” means an SNB Bank Branch that is located within the Covered Geography and has not been acting as a Bank Branch prior to Closing.

1.22            “Future Bank Branch Ground Lease” has the meaning set forth in Section 2.2.

1.23            “Future Development” means the New Town Center or New Shopping Center, as applicable, that is the subject of a Development Plan.

1.24            “Governmental Entity” means any federal, national, state, foreign, provincial, territorial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof, in each case, that is not formed by and Controlled by The Villages or its Affiliates.

1.25            “HCV” has the meaning set forth in the Preamble.

1.26            “Laws” means any common law, treaty, law, rule, statute, code, regulation, treatise, directive, judgment, injunction, order, ordinance, decree, resolution, promulgation, guidance or other restriction of or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, in each case, enacted, promulgated, issued or put into effect by any Governmental Entity.

1.27            “Lease” means, with respect to any real property, all legally binding written agreements in the nature of space leases, subleases, lettings, licenses, franchises, concessions or occupancy agreements, all other instruments or agreements with or given by tenants, subtenants, licensees, franchisees, concessionaires or occupants and all amendments, modifications, supplements, guaranties, additions, extensions, renewals and side letters of or to any of the foregoing, affecting such real property. For the avoidance of doubt, Leases include Ground Leases.

1.28            “Lease Negotiation Period” has the meaning set forth in Section 2.2.

1.29            “Merger Agreement” has the meaning set forth in the Recitals.

1.30            “New Shopping Center” has the meaning set forth in Section 2.1.

1.31            “New Town Center” has the meaning set forth in Section 2.1.

1.32            “Parties” means The Villages, SBC and, solely for the limited purposes expressly set forth in Section 5 of this Agreement, The Villages Land Holding Company, LLC.

1.33            “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof or other entity.

1.34            “Priority Period” means the period from the Effective Date until the ten (10)-year anniversary of the Closing.

1.35            “SBC” has the meaning set forth in the Recitals.

1.36            “Semi-Annual Certification” has the meaning set forth in Section 6.

1.37            “Service Level Decline” has the meaning set forth in Section 7.2(f).

1.38            “Shopping Center Development Plan” means a Development Plan for a New Shopping Center.

1.39            “Signing Date” has the meaning set forth in the Preamble.

1.40            “SNB” has the meaning set forth in the Preamble.

1.41            “SNB Bank Branch” means any Bank Branch which is or was at any time after the Effective Date owned or operated by SNB or its Affiliates within the Covered Geography, excluding, for the avoidance of doubt, any SNB Existing Bank Branch.

1.42            “SNB Existing Bank Branch” means any Bank Branch operated, owned or leased by SNB or its Affiliates within the Covered Geography prior to the Closing.

1.43            “SNB Material Adverse Effect” has the meaning set forth in Section 10.2(b)(2).

1.44            “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or Controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For the avoidance of doubt, VBI is a Subsidiary of SBC as of the Closing.

1.45            “Successor” means any Person who acquires by purchase, divestiture, merger or otherwise all or substantially all of the stock, assets or business of another Person.

1.46            “Term” has the meaning set forth in Section 7.1.

1.47            “The Villages” has the meaning set forth in the Preamble.

1.48            “The Villages Material Adverse Effect” has the meaning set forth in Section 10.1(b)(2).

1.49            “Town Center Development Plan” means a Development Plan for a New Town Center.

1.50            “Town Center Restricted Period” has the meaning set forth in Section 3.2.

1.51            “VDH” has the meaning set forth in the Preamble.

1.52            “VDOC” has the meaning set forth in the Preamble.

1.53            “VLH” has the meaning set forth in the Preamble.

1.54            “VOC” has the meaning set forth in the Preamble.

2.	Future Development Zones.

2.1            During the Priority Period, (a) prior to or promptly following the finalization by The Villages of a development plan for any proposed newly constructed commercial center within the Covered Geography that is generally consistent in size and design to the Existing Town Centers (a “New Town Center”), The Villages will deliver to SNB a copy of the applicable Town Center Development Plan and (b) prior to or promptly following The Villages’ entry into a lease with the anchor tenant for a proposed newly constructed grocery-anchored shopping center with outparcels within the Covered Geography (a “New Shopping Center”), The Villages will deliver to SNB a copy of the applicable Shopping Center Development Plan. In each case, the date of delivery of the applicable Development Plan is referred to as the “Development Plan Delivery Date.”

2.2            During the ninety (90)-day period beginning on a Development Plan Delivery Date (the “Lease Negotiation Period”), SNB and The Villages shall negotiate in good faith a ground lease for a Future Bank Branch (a “Future Bank Branch Ground Lease”) for an outparcel site with road frontage at a location designated by The Villages in the applicable Development Plan.

2.3            Each Future Bank Branch Ground Lease shall have the terms substantially similar to the Form Ground Lease and all other terms of each Future Bank Branch Ground Lease shall be subject to the mutual agreement of The Villages and SNB; provided that, notwithstanding anything in the Form Ground Lease, the terms of each Future Bank Branch Ground Lease shall include triple net, base rent of $100,000 per acre as of the Effective Date (which shall be increased proportionately with any change in the CPI Index since the Effective Date, provided such increases shall not exceed four percent (4%) per annum).

2.4            Subject to Section 3.2, if SNB fails to enter into a Future Bank Branch Ground Lease with The Villages within the applicable Lease Negotiation Period, then notwithstanding anything to the contrary herein, The Villages shall not be bound to any prohibitions or restrictions in favor of SNB as they pertain specifically to the applicable New Town Center or New Shopping Center. In addition, notwithstanding to the contrary herein, including Section 3.2, if SNB ceases operations with the public from any Bank Branch (including any SNB Existing Bank Branch) in an existing commercial center within the Covered Geography and such cessation of operations is not permitted under the terms of the Lease of the applicable Bank Branch, then The Villages shall not be bound to any prohibitions or restrictions in favor of SNB as they pertain specifically to such commercial center.

3.	Restricted Activities.

3.1            The Villages and its Affiliates shall be prohibited from entering into a Lease, selling or otherwise making available space that is intended to be primarily operated as a Bank Branch in a New Shopping Center to any Person other than SNB or its Affiliates: (i) during the Lease Negotiation Period with respect to such New Shopping Center and (ii) with respect to the New Shopping Centers in which SNB has entered into a Future Bank Branch Ground Lease, for one (1) year following the date of the execution of such Future Bank Branch Ground Lease. For the avoidance of doubt, nothing in the foregoing shall prohibit SNB and The Villages from negotiating additional Leases in a Future Development in addition to the applicable Future Bank Branch Ground Lease.

3.2            During the Term of this Agreement, as same may be extended pursuant to Section 7.3 (the “Town Center Restricted Period”), The Villages and its Affiliates shall not enter into a Lease, sell, or otherwise make available space that is intended to be primarily operated as a Bank Branch in any commercial center within the Covered Geography (including any New Town Center).

3.3            For the avoidance of doubt, the restrictions set forth in Section 3.1 and Section 3.2 shall not apply to any Lease, sale or other arrangement entered into prior to the Effective Date, including, in the case of Leases, any renewals or extensions thereof entered into during the Town Center Restricted Period.

4.	Recordation.

4.1            The obligations of The Villages set forth herein shall not be recorded in any public real estate records (including by or at the direction of SNB or its Affiliates); provided, however, that in all events SNB shall have the right to make any filings or other disclosures regarding this Agreement and/or the terms hereof that are required under applicable Laws.

5.	Operating Depository Accounts.

5.1            From the Effective Date until the three (3)-year anniversary of the Effective Date, unless otherwise consented to in writing by SNB in its sole discretion: (i) HCV, VLH and VDH shall each maintain with SNB or its Affiliates their respective primary depositary accounts and banking relationships consistent with past practice ; and (ii) and VDOC and SNB each agree that certain sweep repurchase agreements having a value of approximately Ninety-Five Million Dollars ($95,000,000) as of the date of this Agreement will reprice to a market rate of the effective Federal Funds Rate, less 200 basis points.

6.	Regulatory Compliance.

6.1            Semiannually, beginning on the date that is six (6) months following the Closing Date (and on each six (6)-month anniversary thereafter), SNB shall deliver to The Villages a certificate signed on behalf of SNB by a duly authorized officer of SNB certifying that SNB has been and remains (i) in compliance with all applicable banking regulations in all material respects and (ii) “well capitalized” (in accordance with the Federal Deposit Insurance Corporation’s applicable rules and regulations as promulgated from time to time) (each, a “Semi-Annual Certification”). Notwithstanding anything to the contrary in this Section 6.1 or any other provision of this Agreement, neither SNB nor its Affiliates shall make (or be obligated to make) any disclosure, representation or warranty (or take any other action) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 C.F.R. § 4.32(b)) of a Governmental Entity to the extent prohibited by applicable law.

7.	Term and Termination.

7.1            The term of this Agreement (the “Term”) shall commence as of the Closing Date (the “Effective Date”) and shall terminate and expire on the tenth (10th) anniversary of Effective Date (the “Expiration Date”), as such Expiration Date may be extended pursuant to the terms of Section 7.3, unless earlier terminated in accordance with the terms of Section 7.2. If the Closing does not occur and the Merger Agreement is terminated in accordance with its terms, this Agreement shall be void and of no effect.

7.2            Subject to Section 7.3, this Agreement may be terminated only as follows:

(a)            by mutual written agreement of The Villages and SNB;

(b)            by The Villages, if SNB shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement which breach, inaccuracy or failure to perform is either (i) not curable on or prior to the date set forth in Section 7.3, or (ii) is not cured by the date that is thirty (30) days following written notice from The Villages to SNB of such breach; provided that if such breach, inaccuracy or failure cannot reasonably be cured within such thirty (30) day period, SNB shall have a reasonable period of time, not to exceed an additional ninety (90) days, to effect such cure so long as SNB commences such cure with the initial thirty (30) day period and diligently pursues same to completion;

(c)            by SNB, if The Villages shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform is either (i) not curable on or prior to the date set forth in Section 7.3, or is (ii) not cured by the date that is thirty (30) days following written notice from SNB to The Villages of such breach; provided that if such breach, inaccuracy or failure cannot reasonably be cured within such thirty (30) day period, The Villages shall have a reasonable period of time, not to exceed an additional ninety (90) days, to effect such cure so long as The Villages commences such cure with the initial thirty (30) day period and diligently pursues same to completion;

(d)            subject to applicable Law, by either Party upon the occurrence of a Bankruptcy Event of the other Party. “Bankruptcy Event” shall mean, each as provided for under any provisions of federal or state bankruptcy Law: with respect to either Party, if such Party (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Party or of all or any substantial part of its properties or assets, or (vii) if one hundred twenty (120) days after the commencement of any proceeding against the Party seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within one hundred twenty (120) days after the appointment without such Party’s consent or acquiescence of a trustee, receiver or liquidator of such Party or of all or any substantial part of its properties or assets, the appointment is not vacated or stayed, or within one hundred twenty (120) days after the expiration of any such stay, the appointment is not vacated;

(e)            by The Villages, if the BauerFinancial star rating for SNB, or any successor of SNB (by merger or otherwise), falls below three-and-a-half (3.5) stars; provided (i) that, if BauerFinancial ceases to publish ratings for U.S. banking institutions in substantially similar form as on the date hereof, The Villages and SNB shall mutually agree on a replacement rating and termination threshold in good faith (the foregoing BauerFinancial star rating or applicable replacement rating system and termination threshold are referred to herein as the “Financial Rating Threshold”; and (ii) any failure by SNB or any successor of SNB to satisfy the Financial Rating Threshold shall in no event be deemed a default or breach by SNB under this Agreement, and the foregoing right of termination and right to cause the then existing Term of this Agreement to expire pursuant to the express terms of Section 7.3 shall be The Villages’ sole and exclusive remedies in connection with any such failure.

(f)              from the fifth (5th) anniversary of the Effective Date through the termination of the Agreement, by The Villages, if The Villages determines, in good faith, that there has been a significant decline in the satisfaction of SNB’s customers or in the quality of retail banking services provided by SNB, in each case, within the Covered Geography, or there has been any material reputational harm to The Villages or any of its properties as a result of such declines (a “Service-Level Decline”), and the circumstances that gave rise to the Service Level Decline are either not curable on or prior to the date set forth in Section 7.3 or is not cured by the date that is ninety (90) days following written notice from The Villages to SNB of such Service Level Decline; provided that in no event shall a Service-Level Decline be deemed a default or breach by SNB under this Agreement, and the foregoing right of termination and right to cause the then existing Term of this Agreement to expire pursuant to the express terms of Section 7.3 shall be The Villages’ sole and exclusive remedies in connection therewith; and

(g)             from the fifth (5th) anniversary of the Effective Date through the remaining term of the Agreement, by The Villages, in the event of an SNB Change of Control; provided that (i) in no event shall an SNB Change in Control be deemed a default or breach by SNB under this Agreement, and the foregoing right of termination shall be The Villages’ sole and exclusive remedy in connection therewith, and (ii) this clause (g) shall be of no force or effect with regard to any SNB Change in Control that occurs prior to the fifth (5th) anniversary of the Effective Date.

7.3            Extension of Term. Subject to the terms of Section 7.2, the Expiration Date of the Term shall be automatically extended for two (2) consecutive five (5) year periods (each an “Extension Period”); provided, however, that (i) if The Villages notifies SNB no earlier than one (1) year and no later than six (6) months prior to the then current Expiration Date that, as of the date of such notice (A) SNB is not in compliance with the Semi-Annual Certification requirements set forth in Section 6.1, (B) SNB does not satisfy the Financial Rating Threshold, and/or (C) there is an uncured Service Level Decline; and (ii) SNB fails to cure all deficiencies contained in The Villages’ notice within ninety (90) days of receipt thereof; then (iii) then extension of the Expiration Date by the applicable Extension Period shall be void and no force and effect and this Agreement shall terminate on the then current Expiration Date. If the Expiration Date is extended by an Extension Period in accordance with this Section 7.3, all references in this Agreement to the “Expiration Date“ and the “Term” shall mean the Expiration Date and Term as extended by such Extension Period.

8.	Effect of Termination and Surrender.

8.1            Effect of Termination. Subject to Section 9, upon valid termination of this Agreement in accordance with Section 7, each Party shall (i) cease the use of the other Party’s non-public, Confidential Information to which it has no rights following termination under this Agreement or any other agreement, (ii) promptly return to the other Party, or, if such other Party gives written permission, promptly destroy, all such Confidential Information of the other Party, and (iii) promptly return to the other Party, or, if such other Party gives written permission, promptly destroy such portions of any documents, notes, summaries, analysis, memoranda and other writings whatsoever (including copies, extracts or other reproductions) prepared by a Party that contain the Confidential Information. Each Party shall complete such return or destruction as promptly as commercially possible, but in no event later than fifteen (15) days from the date of the termination of this Agreement. Promptly after the date that a Party returns or destroys all such information, such Party shall provide written confirmation to the other Party that the return or destruction of the information has been completed and that neither such Party nor any subcontractor or agent thereof retains any such information in any form. Notwithstanding the foregoing, a Party may retain Confidential Information (i) to the extent required by applicable Law and (ii) to the extent that it is automatically “backed-up” on its or their (as the case may be) systems or servers in the ordinary course of operation, is not available to or accessed by an end user (other than IT or compliance employees) and cannot be expunged without considerable effort; provided that notwithstanding anything to the contrary herein, and notwithstanding the termination or expiration of this Agreement, such Confidential Information shall remain subject to the terms of this Agreement applicable to Confidential Information for the earlier of (A) three (3) years from the valid termination of this Agreement or (B) the date such information no longer constitutes Confidential Information.

8.2            Cooperation. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the other Party in connection with the foregoing provisions of this Section 8.

8.3            Survival. The rights and obligations of the Parties set forth in Sections 8, 9 and 11 and any right, obligation or required performance of the Parties which, by its express terms or nature and context is intended to survive termination of this Agreement, shall survive any such termination.

8.4            No Further Rights and Obligations. Other than the rights and obligations of the Parties set forth in this Section 8, Section 9 and such obligations as may survive pursuant to the express provisions of this Agreement, upon termination of this Agreement, each of SNB and The Villages shall have no further rights, duties or obligations under this Agreement.

9.	Confidentiality, Press Releases and Media Relations.

9.1            Each Party agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the other Party, its direct or indirect equityholders or any of its businesses in connection with this Agreement or any Future Bank Branch Ground Lease (collectively, “Confidential Information”); provided that such disclosure may be made (a) to any Person who is an officer, director or employee of such Party or its Affiliates, or counsel to, accountants of, or a consultant to such Party or its Affiliates solely for their use in representing such Party in connection herewith and on a need-to-know basis; provided that such Persons are notified of the Party’s confidentiality obligations hereunder, (b) with the prior consent of the other Party, (c) subject to Section 9.2, pursuant to a subpoena or order issued by a Governmental Entity, (d) to any Governmental Entity pursuant to Laws as reasonably determined by such Party or (e) in connection with any legal action or claim filed by either Party to enforce the terms and conditions of this Agreement in accordance with the terms of Section 11.3. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall any filings or disclosure required to be made by SNB or its Affiliates with the Securities and Exchange Commission or any other banking regulatory agency pursuant to applicable Laws be deemed Confidential Information under this Agreement or otherwise subject to the terms of this Section 9.

9.2            If any Party (the “Disclosing Party”) is requested or required in accordance with Law (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes of any Governmental Entity, court, regulatory body or stock exchange) to disclose or produce any Confidential Information furnished in the course of this Agreement or any Future Bank Branch Ground Lease, the Disclosing Party will provide the other Party (the “Affected Party”) with prompt written notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that the Affected Party may seek an appropriate protective order or order or waive compliance with the provisions of this Section 9.2. Each Party further agrees that, if in the absence of a protective order or the receipt of a waiver hereunder a Disclosing Party is nonetheless, in the written opinion of its legal counsel: (a) compelled to disclose or produce Confidential Information to any tribunal in accordance with Law; and (b) at risk of liability for any actions relating to contempt or for any censure or penalty, such Disclosing Party may disclose or produce only such portion of that Confidential Information as is required to such tribunal legally authorized to request and entitled to receive such Confidential Information without liability hereunder; provided, however, that the Disclosing Party shall give the Affected Party written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use its reasonable best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced.

9.3            Except as otherwise required by applicable Law or the rules or regulations of any stock exchange, the right to make, timing and content of any public announcements and press releases relating to this Agreement or the relationship contemplated herein (including any response to any inquiry from the press or media soliciting information about the Parties’ relationship) by or on behalf of any Party shall be subject to the mutual approval of The Villages and SNB (which consent shall not be unreasonably withheld, conditioned or delayed in either case).

10.	Representations and Warranties.

10.1            Representations and Warranties of The Villages. The Villages represents and warrants to SNB that as of the Signing Date and as of the Effective Date:

(a)            Organization; Authority. The Villages Operating Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, with requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to conduct its business in all material respects as currently conducted. The Villages Development Operating Company LLC is validly existing as a limited liability company in good standing under the laws of the State of Florida, with requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to conduct its business in all material respects as currently conducted.

(b)            Authorization; Enforceability.

(1)            The Villages has the corporate or analogous power and authority to execute and deliver this Agreement and any Future Bank Branch Ground Lease to which it is a party, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by The Villages of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or analogous action on its part and no further approval or authorization is required on its part. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, is (or when executed will be) valid and binding obligations of The Villages, enforceable against The Villages in accordance with its terms.

(2)            This Agreement has been duly executed and delivered by The Villages. The execution, delivery and performance by The Villages of this Agreement and the consummation of the transactions contemplated hereby, and compliance by it with any of the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or require consent or approval under, or result in the acceleration of any right or obligation under, or the loss of any benefit under, or accelerate the performance required by, or result in a right of termination, acceleration, modification or cancellation of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (x) its organizational documents or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, permit, contract, agreement or other instrument or obligation to which it is a party or by which it may be bound, or to which it or any of its properties or assets is subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to it or any of its properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that have not had and would not reasonably be expected to have, individually or in the aggregate, a The Villages Material Adverse Effect. “The Villages Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of The Villages to carry out timely, or that has or would prevent, impair or materially delay The Villages from consummating the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

(3)            Other than such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, no notice to, filing with, exemption or review by, or authorization, consent or approval of, or clearance or authorization of, any Governmental Entity is required to be made or obtained by The Villages in connection with the consummation by The Villages of the transactions contemplated hereby, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain would not reasonably be expected to be material to The Villages.

10.2            Representations and Warranties of SNB. SNB represents and warrants to The Villages that as of the Signing Date and as of the Effective Date:

(a)            Organization; Authority. SNB has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, with requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets as they are now being owned, leased and operated and to conduct its business in all material respects as currently conducted.

(b)            Authorization; Enforceability.

(1)            SNB and each of its Affiliates that is or will be a party to any Future Bank Branch Ground Lease, has the corporate or analogous power and authority to execute and deliver this Agreement and any Future Bank Branch Ground Lease to which it is a party, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by SNB of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or analogous action on its part and no further approval or authorization is required on its part. This Agreement, assuming the due authorization, execution and delivery by the other parties hereto, is (or when executed will be) valid and binding obligations of SNB enforceable against SNB in accordance with its terms.

(2)            This Agreement has been duly executed and delivered by SNB. The execution, delivery and performance by SNB of this Agreement and the consummation of the transactions contemplated hereby, and compliance by it with any of the provisions hereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or require consent or approval under, or result in the acceleration of any right or obligation under, or the loss of any benefit under, or accelerate the performance required by, or result in a right of termination, acceleration, modification or cancellation of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (x) its organizational documents or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, permit, contract, agreement or other instrument or obligation to which it is a party or by which it may be bound, or to which it or any of its properties or assets is subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law applicable to it or any of its properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that have not had and would not reasonably be expected to have, individually or in the aggregate, an SNB Material Adverse Effect. “SNB Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of SNB to carry out timely, or that has or would prevent, impair or materially delay SNB from consummating the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

(3)            Other than such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, no notice to, filing with, exemption or review by, or authorization, consent or approval of, or clearance or authorization of, any Governmental Entity is required to be made or obtained by SNB in connection with the consummation by SNB of the transactions contemplated hereby, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain would not reasonably be expected to be material to SNB.

11.	General Provisions.

11.1            Assignment. Except as otherwise set forth herein, neither this Agreement nor any of the rights and obligations of the Parties hereunder or thereunder may be assigned by any party, without the prior written consent of each other party.

11.2            Governing Law. This Agreement and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement will be governed and construed in accordance with the Laws of the State of Florida, without reference to its conflicts of law principles.

11.3            Jurisdiction. Each Party irrevocably agrees that all matters arising out of or related to this Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto (whether for breach of contract, tortious conduct or otherwise) will be brought exclusively in the United States District Court for the Middle District of Florida, or, if such court does not have jurisdiction, the Fifth Judicial Circuit of the State of Florida, and, in each case, the appellate courts having jurisdiction thereover, and irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto (whether for breach of contract, tortious conduct or otherwise) in (i) the United States District Court for the Middle District of Florida or (ii) the Fifth Judicial Circuit of the State of Florida, and, in each case, the appellate courts having jurisdiction thereover, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

11.4            Service of Process. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 will be effective service of process for any proceeding in Florida with respect to any matters for which it has submitted to jurisdiction pursuant to Section 11.3.

11.5            Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and each Party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise). Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of any proceeding, seek to enforce the foregoing waiver, (b) certifies that such Party has considered the implications of this waiver and (c) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5.

11.6            Notices. Except as otherwise provided in this Agreement, all notices, requests, permissions, waivers and other communications hereunder must be in writing and will be deemed to have been given only (a) on the third (3rd) Business Day following the day on which the same is sent by registered or certified mail, return receipt requested, postage prepaid, (b) when sent by electronic email transmission (including via .pdf files); provided that confirmation of the email transmission is received from the recipient (which may be automatically generated), (c) when delivered, if delivered personally to the intended recipient, or (d) one (1) Business Day following the day on which the same is sent by overnight delivery via a reputable national overnight air courier service (receipt requested) and, in each case, addressed to a Party at the following address for such Party:

(i)            if to The Villages:

Villages Bancorporation, Inc.

1050 Lake Sumter Landing

The Villages, Florida 32162

Email: Jay.Bartholomew@mycitizensfirst.com

Attention: Jay Bartholomew; Chief Executive Officer

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention: Igor Kirman, Esq.; John L. Robinson, Esq.
Email: IKirman@wlrk.com; JLRobinson@wlrk.com

(ii)            if to SNB:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Email: Chuck.Shaffer@seacoastbank.com

Attention: Charles M. Shaffer Seacoast National Bank

with a copy (which will not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Email: Randy.Moore@alston.com

Attention: Randolph A. Moore III

or to such other address, facsimile or email as is furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.6.

11.7            Amendments. This Agreement may be amended, modified, supplemented, superseded or canceled and any of the provisions hereof may be waived only by an instrument in writing signed by each of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except where a specific time period is specified, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.8            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by electronic mail in “portable document format” form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, to the other Party.

11.9            Severability; Enforcement. The invalidity, illegality or unenforceability of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by applicable Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.10            Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes any previous agreements and understandings between the Parties with respect to such matters. There are no restrictions, promises, representations, warranties, agreements or undertakings of either Party with respect to the transactions contemplated by this Agreement other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.

11.11            Interpretation. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “or” shall not be deemed to be exclusive; (e) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”; (f) all references herein to “$” or “dollars” shall be to U.S. dollars; (g) references to “written” or “in writing” include in electronic form; (h) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (j) a reference to any Person includes such Person’s Successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (m) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related rules and regulations thereunder and published interpretations thereof, and references to any contract or instrument are to that contract or instrument as from time to time amended, modified or supplemented. Each of the parties hereto has participated in the drafting and negotiation of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

11.12            No Partnership. Nothing contained in or done pursuant to this Agreement will be construed as creating a partnership, agency or joint venture; and neither Party will be bound by any representation, act or omission of the other Party with respect to third parties.

11.13            No Third-Party Beneficiaries. The execution and delivery of this Agreement will not be deemed to confer any rights upon or obligate either Party to any other person or entity.

11.14            Other Activities. Subject to the provisions of Section 2 and Section 3, the Parties: (a) recognize that the other Party, its Affiliates and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, have or may in the future have other business interests, activities and investments, independently or with others, some of which may be in conflict or competition with the business of the other Party; (b) agree that the other Party, its Affiliates and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, are entitled to carry on such other business interests, activities and investments; (c) agree that neither the other Party, its Affiliates nor any of their respective members, partners, shareholders, officers, directors, employees, agents or representatives, shall have any right, by virtue of this Agreement or otherwise, in or to such business interests, activities and investments; and (d) agree that the pursuit of such business interests, activities and investments, even if competitive with the business of the other Party, shall not be deemed wrongful or improper.

11.15            Remedies. In the event any Party fails to cure any default or breach of this Agreement within any applicable notice, cure or grace period set forth herein, the other Party shall be entitled, except as may be otherwise expressly set forth herein, to pursue any remedies available at law or in equity on account of such breach or default, including seeking injunctive relief or specific performance of any covenant or agreement of the defaulting Party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first shown above.

THE VILLAGES OPERATING COMPANY

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

THE VILLAGES DEVELOPMENT OPERATING COMPANY, LLC

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

THE VILLAGES LAND HOLDING COMPANY, LLC

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

HOLDING COMPANY OF THE VILLAGES, INC.

By:	/s/ Mark Morse

Print Name:	Mark Morse

Title:	Director

[Signature Page to Developer Support Agreement]

THE VILLAGES DEVELOPMENT HOLDING COMPANY, LLC

By:	/s/ Jay Bartholomew

Print Name:	Jay Bartholomew

Title:	CEO and President

SEACOAST NATIONAL BANK

By:	/s/ Charles M. Shaffer

Print Name:	Charles M. Shaffer

Title:	Chairman and CEO

EXHIBIT A

Form of Ground Lease

[see attached]

[Exhibit A – Form of Ground Lease]